NeuroMetrix Announces Steps Taken to Enhance Shareholder Value

•Joshua S. Horowitz joins Board of Directors
•At-the-market equity facility terminated

WOBURN, Mass., April 19, 2024 (GLOBE NEWSWIRE) -- NeuroMetrix, Inc. (NASDAQ: NURO) today announced two steps to enhance shareholder value following feedback and recommendations from one of its largest shareholders, Ephraim Fields of Echo Lake Capital.

The Board has approved the appointment of Joshua S. Horowitz as a new independent director with a 1-year term. Mr. Horowitz is a professional investor with over 22 years of investing experience. Since January 2012, he has served as a portfolio manager with Palm Management (US) LLC. Mr. Horowitz also brings extensive public company board experience. Earlier in his career, he served as both Director, and ultimately, Interim Chairman of the Board of Directors of Birner Dental Management Services, Inc. from December 2017 until the Company's sale to Mid Atlantic Dental Partners in January 2019. Since March 2020, Mr. Horowitz has served as a Director and Chair of the Finance Committee of Limbach Holdings. He has also served as a Director of Barnwell, Inc. since February 2023. In December 2023, Mr. Horowitz was named chairman of the Board of Directors of BK Technologies. Mr. Horowitz holds a B.S. in Management from Binghamton University and also studied at the Bath School of Management in the United Kingdom.

The Company has also terminated its at-the-market (ATM) equity facility it had entered into with Ladenburg Thalmann & Co., Inc. on October 22, 2021.

"I am pleased to welcome Joshua to the NeuroMetrix Board of Directors. His deep investing and public company Board experience, particularly with micro and small cap companies, is highly relevant as we navigate our recently announced strategic evaluation process," said Shai N. Gozani, M.D., Ph.D., Chairman and CEO of NeuroMetrix. "I also appreciate the feedback and strategic recommendations from Echo Lake Capital and other investors. I believe we all have a common goal of maximizing NeuroMetrix shareholder value."

Ephraim Fields of Echo Lake Capital commented “I thank NeuroMetrix’s Board for considering my suggestions and believe the actions announced today will be very helpful in maximizing value for all shareholders.”

About NeuroMetrix

NeuroMetrix is a commercial stage healthcare company that develops and commercializes neurotechnology devices to address unmet needs in the chronic pain and diabetes markets. The Company's products are wearable or hand-held medical devices enabled by proprietary consumables and software solutions that include mobile apps, enterprise software and cloud-based systems. The Company has two commercial brands. Quell® is a wearable neuromodulation platform. DPNCheck® is a point-of-care screening test for peripheral neuropathy. For more information, visit www.neurometrix.com.

Source: NeuroMetrix, Inc.

Thomas T. Higgins
SVP and Chief Financial Officer
neurometrix.ir@neurometrix.com